Exhibit (a)(20)

March 20, 2007

NAME

COMPANY NAME

ADDRESS 1

ADDRESS 2

CITY, STATE  ZIP

Dear Fellow Business Leader:

I’m writing today for two reasons.

First, to express my thanks to business leaders throughout the Milwaukee area who have offered encouragement and support during the last several months.

Second, to share information about AirTran’s attempted hostile takeover of Midwest Airlines. You have likely seen or heard communications from both companies, and it’s my hope that the presentation I’ve enclosed will help clear up any confusion you might have about issues important to all of us who do business in southeastern Wisconsin. Please feel free to share this information with your staff, in particular your financial managers and those in your company responsible for booking business travel.

Please feel free to contact me if you’d like additional information or have questions about this material. And, of course, I always welcome your comments on what your hometown airline can do to serve you and your business better.

We look forward to welcoming you aboard “The best care in the air” soon.

Sincerely,

Timothy E. Hoeksema